Exhibit 17.1

June 22, 2010

Pacific Software, Inc.

123 West Nye Lane, Suite 129

Carson City, Nevada 89706

Attn: Board of Directors

I, Harrysen Mittler, hereby tender and submit my resignation as President and Secretary and as a member of our board of directors of Pacific Software, Inc., a Nevada corporation (“Company”); such resignation to be effective on this 22nd day of June, 2010.  Such resignation is not the result of any disagreement with the policies, practices, or procedures of the Company.

Sincerely,

/s/ HARRYSEN MITTLER

Harrysen Mittler